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                     SETTLEMENT AGREEMENT, MUTUAL WAIVER AND
                              RELEASE OF ALL CLAIMS

         THIS AGREEMENT is made and entered into as of this 11th day of November, 1997, by and between DIGITAL SCIENTIFIC, INC., a Utah corporation (hereinafter "DSI"), and DIGITAL RADIO COMMUNICATIONS CORP., a Utah corporation (hereinafter "DRCC").

         WHEREAS, certain disputes have arisen between the parties hereto relating to or originating with that certain Joint Venture Agreement dated October 5, 1995, and related marketing agreements between DRCC (formerly Electronic Technologies Corp.) and DSI, including but not limited to claims, disputes, allegations and disagreements (including counterclaims and defenses as yet unasserted) which are the subject of that certain lawsuit now pending in the Third Judicial District Court (Division I), Salt Lake County, Utah, as case no. 970904651CV, entitled Digital Scientific, Inc. vs. Digital Radio Communications Corp., et al, which action has heretofore been informally stayed on agreement between the parties; and

         WHEREAS, the parties have determined that it is in their mutual interest to settle all disputes and disagreements between them, existing as of the date of this Agreement, including those arising from or related to the above-described business dealings and associations and have agreed to terms of such settlement and wish now to memorialize said agreement by this writing.

         NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, including the mutual and separate obligations and promises set forth herein, the parties hereto, and each of them, hereby agree as follows:

         1. The Joint Venture Agreement dated October 5, 1997, between Electronic Technologies Corp. (now DRCC) and DSI, together with all rights and obligations of the parties thereunder, shall be deemed to have been mutually terminated and dissolved as of December 31, 1996. Each party represents to the other that, to the best of its knowledge and information, all joint venture obligations owed to third parties as of said date have been paid or otherwise satisfied. On that representation and mutual understanding, and subject only to the distribution of joint venture property, identified below, the parties agree and acknowledge that each party hereto has fully paid and funded its respective share of ongoing joint venture development costs as of said date and that no further money is or shall be required from either party nor is any refund due to either party for payments or advances made prior to said dissolution date.

         2. The parties stipulate that, as of the dissolution date set forth above, property of the DSI/DRCC joint venture or in which the joint venture had an interest was limited to the following, (which shall hereafter be referred to generally as "Joint Venture Property"):

                  a. A provisional application for United States Letters Patent, filed on August 5, 1996, under serial number 08/689,194, relating to an invention of Robert Short in what is

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         described as a Synchronization-Free Spread-Spectrum Demodulator, rights to which are held in the name of DRCC; and

                  b. Technology embodied in a transceiver fabricated for Recoton for a CES show in December 1996, specifically excluding any improvements or refinements thereto resulting from research or development efforts undertaken by either party after December 31, 1996. The parties acknowledge and agree that the best and most accurate measure of said technology is a set of "redlined" plans and schematics for the transceiver, existing as of December 31, 1996, together with the notebooks and lab books of those who worked on said technology, but which neither party has been able to locate.

DSI and DRCC shall each have equal and full ownership and rights to the Joint Venture Property, including the right to incorporate, develop, utilize and exploit the Joint Venture Property in their respective products and applications, and to enforce and protect their interests in the Joint Venture Property, without obligations to account to the other for such use or enforcement. All uses and products developed or derived from the Joint Venture Property shall be the property of the party developing or deriving said uses and products and the other party shall have no rights thereto derived from any right to the Joint Venture Property.

         3. Notwithstanding any of the foregoing, the parties acknowledge that the patent application referenced as part of the Joint Venture Property has not been granted and that further costs and expenses are likely to be incurred in the prosecution of said patent application before a final acceptance or rejection of the application. In the event either party chooses to pursue the prosecution of said patent application before a final acceptance or rejection of the application, said party shall notify the other party of its intent to pursue prosecution of the patent application. Upon receipt of this notice, the receiving party shall have the right to either participate equally in the costs of the prosecution of said patent application or determine not to participate. In the event the receiving party determines not to participate, and the notifying party actually proceeds with the prosection of the patent application, the receiving party shall lose all of its right, title and interest in and to the patent application and any patent that may be issued pursuant thereto. The receiving party shall have thirty (30) days from the time of receipt of notice to notify the other party of its intent to participate. In the event no response is received within said thirty (30) day period, it shall be deemed a determination not to participate and a loss of interest as set forth above.

         4. DRCC will surrender and reconvey to DSI three thousand (3,000) shares of common stock of DSI stock transferred to DRCC as part of DSI's consideration paid to DSI in connection with the Joint Venture Agreement.

         5. In addition, DRCC will transfer and convey to DSI, or cause to be transferred to DSI, by certificate, forty thousand (40,000) shares of common stock of World Wireless Communications, Inc., ("WWC"), parent corporation to DRCC. DSI acknowledges that said stock shall not have been registered under the Securities Act of 1933 and shall be restricted from trade or transfer for a period of one year from the date hereof. The certificate representing the stock thus transferred shall bear

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such legends or stamps as may be required by law, disclosing that the stock is both restricted and unregistered. Notwithstanding said restriction, DSI shall have the right, at its sole option, to present to WWC for redemption and repurchase, at a price of four dollars ($4.00) per share, all or any portion of the stock transferred hereunder, provided that said right is exercised by DSI in writing delivered, with the stock certificate, to WWC, attn: David Singer, President, at 150 Wright Brothers Drive, Suite 570, Salt Lake City, Utah 84116, prior to 4:00 p.m. on Friday, February 27, 1998. In the event DSI exercises its right as to less than all of the stock, a certificate for any stock balance shall be delivered to DSI with the proceeds of the cash redemption, not later than fifteen (15) days from the date of WWC's receipt of notice of the exercise of DSI's rights. WWC specifically acknowledges and consents to the rights granted under this paragraph 5, by its signature hereto, which signature is furnished for the limited purposes of providing said acknowledgment and consent.

         6. The common stock transferred to DSI is subject to piggyback rights of registration upon the registration by WWC of any common stock upon application or registration commenced after the date hereof for purposes of company financing. The parties acknowledge that said rights of piggyback registration specifically shall not apply to any registration in process as of August 31, 1997. In the event of any cutback on the registration rights granted pursuant to the terms of this paragraph by the managing underwriter of any underwritten public offering, it is agreed that DSI shall be entitled to participate at least pro rata with all other parties who may at that time have registration rights.

         7. As a specific condition of DSI's willingness to accept stock in WWC as part of this settlement and as set forth above, DRCC has represented and hereby represents that it has and holds no unrestricted or registered stock in WWC, and that it has no undisclosed rights to register stock it holds, including stock transferred herewith to DSI. The parties acknowledge that DSI has specifically relied upon said representations in entering into this agreement.

         8. Each party acknowledges that, over the course of their dealings and relationship under the Joint Venture Agreement, each has obtained from the other or otherwise had access to certain information or documents in which the other holds a confidential or proprietary interest. Each has agreed to return all such proprietary or confidential documents and information, whether in writing or in any other storage medium, to the party from whom said information was obtained and hereby expressly represents to the other that it has done so, either prior to the date hereof or contemporaneously herewith. This includes, but it not limited to, any documents or information concerning the other party's business ventures, customers or potential customers, finances, employees, products, research and development, product plans, schematics, data, research, software, chip drivers, coding or any other information or documentation which might reasonably be considered to be of a proprietary or confidential information. Specifically, DSI represents and shall furnish written representation by Dr. Robert Short that, at, before and/or after his departure from DRCC and subsequent employment by DSI, Dr. Short did not take with him or otherwise remove, copy or transfer or caused to be removed, copied, transferred, uploaded or downloaded, directly or indirectly, any plans, schematics, research or work product created or performed by Dr. Short in the course of his employment by DRCC and that he currently has no possession or control of any such information

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or material. The parties acknowledge and agree that the covenants and representations under this paragraph are material to this agreement and that each has relied and hereby relies on the representations of the other in entering into this agreement and settlement.

         9. In consideration of the foregoing, DSI hereby waives, surrenders, releases and forever discharges DRCC, its parent corporation and subsidiaries, together with their respective officers, directors, shareholders, partners, agents, servants and employees, successors and assigns, from and against all claims, demands, damages, actions, causes of action or suits of whatever kind or nature, known or unknown, choate or inchoate, whether now existing or hereafter accruing, arising from, as a result of, or in connection with the Joint Venture Agreement or any other agreement or contract, verbal or written, claimed or alleged between DSI and DRCC at any time prior to the date of this agreement, including but not limited to (a) all claims to commissions on or other interest in DRCC sales or contracts with third parties, (b) rights to or interests in any project, technology, process, contract, know-how, work product, trade secret or any other tangible, intangible, or intellectual property of DRCC existing as of the date of this agreement and derived from or related in any fashion to the Joint Venture Property, including DRCC's interest in the Joint Venture Property itself, or any proceeds, income or profit therefrom, and (c) all other rights raised or alleged by DSI in its lawsuit, above-referenced, against DRCC. It also releases and waives all claims and allegations against DRCC, Matsushita Electric Corporation of America, Mike Roshandel, and Recoton Corp. in its lawsuit against DRCC and specifically agrees and authorizes its counsel to execute such notice or stipulation as may reasonably be required to effect a full and final dismissal, with prejudice, of said lawsuit and all claims against all defendants named therein.

         10. For its part, DRCC also waives, surrenders, releases and forever discharges DSI, its officers, directors, shareholders, partners, agents, servants and employees, successors and assigns, from and against all claims, demands, damages, actions, causes of action or suits of whatever kind or nature, known or unknown, choate or inchoate, whether now existing or hereafter accruing, arising from, as a result of, or in connection with the Joint Venture Agreement or any other agreement or contract, verbal or written, claimed or alleged between DSI and DRCC at any time prior to the date of this agreement, including but not limited to (a) rights to commissions on contracts between DSI and any third party, (b) rights to or interests in any project, technology, process, contract, know-how, work product, trade secret or any other tangible, intangible, or intellectual property of DSI existing as of the date of this agreement and derived from or related to the Joint Venture Property, including DSI's interest in the Joint Venture Property itself, or any proceeds, income or profit therefrom, and (c) all claims and rights, known or unknown, that DRCC could have raised in counterclaim to DSI's lawsuit. DRCC also agrees and authorizes its counsel to execute such notice or stipulation as may reasonably be required to enable DSI to effect a full and final dismissal, with prejudice, of said lawsuit and all claims against all defendants named therein.

         11. Nothing herein shall be deemed to waive either party's rights to raise or assert against anyone, including the other party hereto, claims of infringement or violation of trade secret relating to any product, process or technology in which said party holds or claims to hold a sole proprietary interest. All such rights and interests are specifically reserved by and to the respective parties.

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         12. The parties each acknowledge and agree that this settlement compromises and resolves claims by and against each other that are and have been disputed and that nothing in this agreement or in the fact of settlement shall be deemed to be an admission by any party hereto of any obligation or liability to any other party.

         13. In the event of dispute or breach under this Agreement, the prevailing party is entitled to recover from the other all costs and attorneys fees incurred in resolving such dispute or breach.

         14. This document is binding upon the parties hereto, together with their respective heirs, executors, administrators and assigns.

DATED as of the date first stated above.


DIGITAL SCIENTIFIC, INC.

By    /s/ Richard F. Gordon
-----------------------------------
Its   President & CEO


DIGITAL RADIO COMMUNICATIONS CORP.

By    /s/ Philip A. Bunker
-----------------------------------
Its   President



Acknowledged and agreed (as to paragraph 5):

WORLD WIRELESS COMMUNICATIONS, INC.

By    /s/ David D. Singer
-----------------------------------
Its   President/CEO

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